Consulting agreement

December 2, 2004

This Agreement ("Agreement") is made by and between Geocom Resources Inc. ("Geocom"), a Nevada corporation located at 114 West Magnolia Street, Suite 413, Bellingham, WA, 98225, and Clyde Harrison, an independent contractor ("Harrison"), with an address at 510 Diamond Lane, Cary, IL 60013.

WHEREAS Geocom wishes to retain the services of Harrison on the terms and conditions contained herein, and;

WHEREAS Harrison agrees to provide the services set forth in Section 2 of this Agreement, on the terms and conditions contained herein;

THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), it is agreed by and between the parties hereto as follows:

1. Term

The services of Harrison to Geocom shall commence on the 2nd day of December 2004 and continue for a term of 1 year. The term of this agreement may be extended by mutual agreement.

2. SERVICES

Harrison shall provide financial and financial market advice to Geocom. These duties and responsibilities may be amended from time to time by mutual agreement of Geocom and Harrison.

3. Compensation and Benefits

In consideration of the services to be provided by him hereunder, Geocom agrees to provide a stock option to Harrison in the amount of 200,000 shares of Geocom. Geocom's Stock Option Plan Administrator shall grant and administer such stock option, and Harrison agrees to abide by the rules of the Stock Option Plan, receipt of which is herein acknowledged. Harrison also acknowledges receipt and agreement with Geocom's Insider Trading Policy Rules, a copy of which are hereby provided.

4.Termination

Either Geocom or Harrison may terminate this Agreement with notice for cause. Otherwise, either Geocom or Harrison may terminate this Agreement with thirty days notice to the other party

5. Confidentiality

Harrison agrees that nonpublic information relating to Geocom is the property of Geocom and the unauthorized disclosure of such information is strictly forbidden. Further, Harrison agrees that many of Geocom's Activities are confidential and sensitive in nature, and that disclosure of such Activities could be damaging to Geocom. Accordingly, Harrison agrees to maintain the confidentiality of Geocom's Activities unless such disclosure to a legitimate governmental or other authority is required by law. Harrison shall notify Geocom of any such lawful demand for disclosure, and allow Geocom to respond to or otherwise mitigate any consequences arising from the demand. Unless otherwise agreed by Geocom, Harrison shall maintain the confidentiality of Geocom's Activities, including but not restricted to all data, studies, records, maps, electronic or intellectual information, and results of Harrison's Activities in respect of this Agreement affecting Geocom. Following termination of this Agreement, Contractor agrees to maintain confidentiality of all Geocom information for a period of two (2) years.

6. Notice

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally or sent by pre-paid registered mail as follows:

a. to Harrison:	510 Diamond Lane Cary, IL 60013
b. to Geocom:	114 West Magnolia Street Suite 413 Bellingham, WA USA 98225

and if sent by registered mail shall be deemed to have been received on the 4th business day of uninterrupted postal service following the date of mailing. Either party may change its address for notice at any time, by giving notice to the other party pursuant to the provisions of this agreement.

IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed as of the 2nd day of December, 2004.

/s/ signed_________________________
GEOCOM RESOURCES INC.

/s/ Clyde Harrison__________________
CLYDE HARRISON